Exhibit 99.1

For: Ripplewood Holdings L.L.C.
Jeffrey Taufield
Kekst and Company
(212) 521-4815
jeffrey-taufield@kekst.com

For Immediate Release

RIPPLEWOOD HOLDINGS PLANS TO APPOINT MARY G. BERNER
PRESIDENT AND CEO OF READER’S DIGEST ASSOCIATION
UPON COMPLETION OF MERGER

--President and CEO Eric Schrier Asked to Assume New Strategic Role--

New York, N.Y., December 1, 2006 - Ripplewood Holdings L.L.C. today announced that it plans to appoint Mary G. Berner as President and Chief Executive Officer of The Reader’s Digest Association, Inc. [NYSE:RDA] upon the completion of its pending transaction to acquire the company. In addition, Harvey Golub, Ripplewood’s Executive Chairman, will become Chairman of the Board of Reader’s Digest Association. Eric Schrier, the company’s President and Chief Executive Officer will continue to lead Reader’s Digest Association between now and the close.
Ms. Berner, 47, is one of the most celebrated executives in the publishing industry. She spent the past six years as President and CEO of Fairchild Publications, where she re-launched Details magazine and launched the successful upscale parenting magazine Cookie as well as a number of W magazine extensions. Earlier, with Condé Nast, she was Publisher of Glamour, and before that was Publisher of TV Guide.
Timothy C. Collins, CEO of Ripplewood Holdings said, “We are very excited about the prospect of acquiring Reader’s Digest Association and Mary Berner becoming President and CEO of this great company. Mary is one of the most respected and most sought after executives in the publishing industry. We believe her leadership skills are ideally suited to take Reader’s Digest Association to its next stage of growth and influence worldwide.”

Mary Berner Has a Long and Distinguished Track Record
Mary Berner’s experience in publishing has been distinguished by the fact that she has been a senior level media executive with wide, top-rank experience defined by a consistent track record of delivering significant financial growth.
From November 1999 until January 2006, she led Fairchild Publications, Inc., first as president and CEO and then as president of Fairchild and as an officer of Condé Nast, when Fairchild became a division of Condé Nast Publications, Inc. Ms. Berner and her team led the company to unprecedented portfolio and financial growth -- from 31 magazines and businesses in 1999 to more than 60 in 2006 -- by growing profitability on core and “mature” properties, reorganizing underperforming but well-positioned businesses, creating sustainable line extensions of existing brands, and starting new businesses and magazines. She fostered a culture that attracted and retained the best talent. This resulted in Advertising Age naming Ms. Berner “Publishing Executive of the Year” in 2004.
Prior to joining Fairchild, Ms. Berner was publisher of Glamour, the world’s largest and most profitable beauty/fashion magazine, for four years. In December 1997, she was named a vice president at Condé Nast Publications, Glamour’s publisher. That year, Glamour achieved the best financial performance in eight years and the biggest year-over-year gains in 20 years, leading Berner to be named Condé Nast “Publisher of the Year.”
In 1989, she began her tenure at TV Guide (at that time the largest circulation magazine in the U.S.) where she was ultimately named senior vice president and publisher, earning the magazine a place on Adweek’s 1993 and 1994 “Hot List.” Prior to joining TV Guide, Ms. Berner served as publisher of Success magazine and before that she was a divisional manager at Working Woman magazine. Ms. Berner started her career in advertising in 1981 in Boston where she sold advertising for Citizen Group Publications, followed by Where magazine. In 1998, Ms. Berner was named Adweek’s “Executive of the Year.”

Eric Schrier Asked to Assume New Strategic Role
Ripplewood also announced that it is in serious discussions with Mr. Schrier about a new strategic role to help build a stronger portfolio of media assets upon completion of the transaction.
Timothy C. Collins, CEO of Ripplewood, said, “As we have worked on this transaction, we have been tremendously impressed by the way in which Eric has positioned this company for sustained growth through a series of creative and strategic initiatives, new product and country launches and acquisitions. Over the past three years, RDA’s hit rate for newly launched magazines and other publishing businesses has been nothing short of impressive.”
Mr. Collins added, “This transaction is only the beginning of what we expect to build in the media space. Once the acquisition is complete, we want Eric to help us focus on the next generation of transformational growth products and businesses.”
Mr. Schrier has been President, CEO and a member of the company’s Board of Directors since January 2006. He joined the company in 2000 as Global Editor-in-Chief and had been President, RD North America, since 2002. During his tenure, the North American division doubled its margin and posted three consecutive years of double-digit operating profit growth. It also successfully launched six magazines, including Every Day with Rachael Ray, as well as a variety of other businesses, including the explosive new Taste of Home Entertaining home party business. Previously he was President and CEO of Time Inc Health and Editor-in-Chief of Time Inc. Ventures.

About Ripplewood Holdings L.L.C.
Based in New York, Ripplewood Holdings L.L.C. is a leading private equity firm established in 1995 by Timothy C. Collins. Through five institutional private equity funds managed by Ripplewood, the firm has invested over $3 billion in transactions in the U.S., Asia, Europe and the Middle East.
On November 16, 2006 an investor group led by Ripplewood agreed to acquire all of the common stock of RDA at $17 per share in cash in a transaction valued at $2.4 billion, including the assumption of debt. The transaction is subject to funding of the investor group’s committed financing and the approval of the holders of a majority of the outstanding shares of Reader’s Digest Association, Inc. common stock, as well as other customary closing conditions, including antitrust clearance. The transaction is expected to close in the first quarter of calendar 2007.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against The Reader's Digest Association, Inc. and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval, the failure to obtain financing or the failure to satisfy other conditions to the merger, including anti-trust clearance; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) other factors described in The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Ripplewood Holdings L.L.C.'s or The Reader's Digest Association, Inc.'s ability to control or predict. Ripplewood Holdings L.L.C. and The Reader's Digest Association, Inc. undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise, except to the extent required by law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed merger, The Reader's Digest Association, Inc. will file a proxy statement with the Securities and Exchange Commission. Investors and security holders of Reader's Digest are advised to read the proxy statement when it becomes available, because it will contain important information about the merger and the parties thereto. Investors and security holders of Reader's Digest may obtain a free copy of the proxy statement (when available) and other documents filed by The Reader's Digest Association, Inc. at the Securities and Exchange Commission's web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from The Reader's Digest Association, Inc. by directing such request to Dawn LaMorte at (914) 244-5218.
The Reader's Digest Association, Inc. and its directors, executive officers and other members of its management and employees and Ripplewood Holdings L.L.C. may be deemed to be participants in the solicitation of proxies from the stockholders of The Reader's Digest Association, Inc. in connection with the proposed merger. Information concerning the interests of The Reader's Digest Association, Inc.'s participants in the solicitation is set forth in The Reader's Digest Association, Inc.'s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be set forth in the proxy statement related to the merger when it becomes available.

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